UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2024

BBX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	000-56177	82-4669146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01. Other Events

The Park at Davie

On July 1, 2024, BBX Logistics Properties, LLC (“BBX Logistics”), the logistics development subsidiary of BBX Capital Real Estate LLC (“BBX Capital Real Estate”), a wholly-owned subsidiary of BBX Capital, Inc. (the “Company”), announced that its BBX Park at Davie joint venture, a joint venture with affiliates of FRP Holdings, Inc., acquired 11.3 acres of land in Davie, Florida for the purpose of developing a logistics facility.

In connection with the acquisition, BBX Capital Real Estate invested an additional $11.9 million in the joint venture, increasing its investment in the joint venture from $0.9 million to $12.8 million. As previously disclosed, BBX Capital Real Estate currently owns a 50% membership interest in the joint venture. However, pursuant to the terms of the operating agreement for the joint venture, upon the origination of debt financing for the development and the commencement of vertical construction of the logistics facility, BBX Logistics and FRP will recapitalize the joint venture, with BBX Capital Real Estate subsequently owning a 20% membership interest in the venture and FRP owning the remaining 80% membership interest in the joint venture. However, there is no assurance that the venture will be able to obtain entitlements for the development or debt financing for the development on acceptable terms, or at all.

BBX Logistics’ press release issued on July 1, 2024 announcing the land acquisition by the BBX Park at Davie joint venture is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Regions Bank Revolving Line of Credit - IT'SUGAR Credit Facility

In January 2023, IT'SUGAR entered into a credit agreement (the “IT'SUGAR Credit Facility”) with Regions Bank which provided for a revolving line of credit of up to $5.0 million that matured in June 2024.

On July 8, 2024, the IT'SUGAR Credit Facility was amended, effective June 20, 2024, to increase the revolving line of credit from $5.0 million to $7.0 million and to extend the maturity date to June 20, 2025. Amounts outstanding under the IT'SUGAR Credit Facility bear interest at the higher of a rate equal to the Regions Bank Prime Rate minus 1.50% per annum or 0% per annum, and the facility requires monthly payments of interest only, with any outstanding principal and accrued interest due at the maturity date. The amended facility also provides for the issuance of letters of credit up to the lesser of (a) $2.0 million and (b) the amount of revolving commitment then in effect. While a letter of credit cannot have an expiration date later than one year from the date of issuance of such letter of credit, a letter of credit may have an expiration date after the maturity date in June 2025 subject to certain conditions. Letter of credit fees are computed and payable on a quarterly basis in arrears and are equal to two percent multiplied by the daily maximum amount available to be drawn under such letter of credit. Under the terms of the amended facility, BBX Capital Real Estate has pledged that it will maintain a minimum balance of $7.0 million of cash and cash equivalents in an investment account with Regions Bank to secure the repayment of the IT'SUGAR Credit Facility.

Item 9.01. Financial Statements and Exhibits.

d) Exhibit.

99.1	Press Release dated July 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2024
BBX Capital, Inc.

By:	/s/ Brett Sheppard
Brett Sheppard
Chief Financial Officer